Exhibit 10.21

FORM OF

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made as of this ____ day of ____________, 2024,

B E T W E E N:

NOVELIS INC. (the “Corporation”), a corporation incorporated under the Canada Business Corporations Act (the “Act”).

-and-

∎ [name of director or officer]

In consideration of your service or continued service by acting in any of the following capacities:

•	as a director on the board of directors (a “director”) of the Corporation;

•	as an officer of the Corporation;

•	as a director (or in a similar capacity) of any other entity to the extent that you are serving in such capacity at the request of the Corporation; or

•	as an officer (or in a similar capacity) of any other entity to the extent that you are serving in such capacity at the request of the Corporation,

such capacities referred to herein as the “Indemnified Capacities”, the Corporation with full power and authority to grant an indemnity valid and binding upon and enforceable against it in accordance with the terms hereinafter contained, hereby agrees to indemnify you to the full extent contemplated by this indemnification agreement (“Agreement”). In respect of any entity that is a subsidiary of the Corporation that you are acting as a director and/or officer and/or in a similar capacity of, for the purposes of this Agreement, you shall be deemed to be doing so at the request of the Corporation.

1.	Scope of Indemnity

Subject to the limitation contained in Section 6, the Corporation shall indemnify and hold you harmless for the full amount of any Cost (as hereinafter defined) incurred by you in connection with any Proceeding (as hereinafter defined) that may be made or asserted against or affect you or in which you are required by law to participate or in which you participate at the request of the Corporation or in which you choose to participate (based on your reasonable belief that you may be subsequently named in that Proceeding or any Proceeding related to it) if it relates to, arises from or is based on your service in an Indemnified Capacity, whether the alleged act or omission occurred before or after the date of this Agreement, in any case whether or not you have been named therein (an “Indemnified Claim”). The Corporation shall also indemnify and hold you harmless for the full amount of any other Cost incurred by you or to which you are subject (including, without restriction, where you are made a witness or participant in any other respect in any Proceeding) if it relates to your service in an Indemnified Capacity or any other matters claimed against you by reason of you having acted in an Indemnified Capacity (an “Other Indemnified Matter”). Any amount which the Corporation is obliged to pay pursuant hereto is referred to as an “Indemnified Amount”.

In respect of an action by or on behalf of the Corporation, or other entity for which you acted as a director or officer or in a similar capacity at the Corporation’s request, to obtain a judgment in its favour to which you are made a party by reason of acting or having acted in an Indemnified Capacity, to the extent required by law, indemnification under Section 1, including the making of reimbursements or advances under Section 7, shall be made only after obtaining approval of the court having jurisdiction.

For the purposes of this Agreement:

“Cost” relates only to Indemnified Claims or Other Indemnified Matters and, to that extent, means all injury, liability, loss, damage, charge, cost, expense, taxes (other than taxes on any fees or salary or other form of compensation), fine, penalty, statutory payment, judgment or settlement amount whatsoever which you may reasonably incur, suffer or be required to pay (including, without limitation, legal and other professional fees on a full indemnity basis as well as out-of-pocket expenses for attending discoveries, trials, hearings and meetings). The Corporation will have the burden of establishing that any Cost you incur, suffer or are required to pay is not reasonable.

“Proceeding” relates only to Indemnified Claims or Other Indemnified Matters and, to that extent, means any civil, criminal, administrative, investigative or other claim, demand, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing or proceeding of any nature or kind whatsoever, and, without limiting the generality of the foregoing, shall include any and every claim for any liability and/or any legal, regulatory or investigative action or proceeding by any governmental or regulatory authority or any person, firm, corporation or other entity whatsoever, whether such action, proceeding or investigation be pending, anticipated or threatened, commenced, continuing or completed, and any appeal thereof, and whether formal or informal, and including without limitation any and every claim by or on behalf of the Corporation or other entity for which you acted as a director or officer or in a similar capacity at the Corporation’s request.

2.	Procedure for Making a Claim

(a)

If you become aware of any Indemnified Claim or Other Indemnified Matter or reasonably expect that an Indemnified Claim will be made or an Other Indemnified Matter will arise, you shall give notice in writing as soon as reasonably practicable to the Corporation of such Indemnified Claim or Other Indemnified Matter or potential Indemnified Claim or Other Indemnified Matter, including copies of all documents served on you in connection with a Proceeding and any other relevant documents in your possession, custody or control, provided, however, that failure to give notice in a timely fashion shall not disentitle you to the right to indemnity under this Agreement except to the extent the Corporation suffers actual and material prejudice by reason of such delay.

(b)

If you wish to make any claim for payment of an Indemnified Amount to you by the Corporation hereunder, you shall give written notice of such claim to the Corporation (such written notice referred to herein as an “Indemnification Notice”). Such Indemnification Notice shall contain reasonable details and supporting documentation with respect to the claim referred to therein. Subject to the provisions of Section 6, the Corporation shall pay all Indemnified Amounts arising in connection with the matters described in the Indemnification Notice to you (or as you may direct) no later than thirty (30) days after the date on which you deliver any invoice or account in respect of any such Indemnified Amount to the Corporation.

(c)

If the Corporation becomes aware of any Indemnified Claim or Other Indemnified Matter or reasonably expects that an Indemnified Claim will be made or an Other Indemnified Matter will arise, the Corporation will give you notice in writing promptly of such Indemnified Claim or Other Indemnified Matter or potential Indemnified Claim or potential Other Indemnified Matter.

3.	Defence and Settlement

You shall have the sole right and duty to control the defence or conduct of any Indemnified Claim, including choice of counsel (and, for greater certainty, the full amount of any Cost you incur in connection with such defence shall be an Indemnified Amount), provided, however, that, at your sole election, you may tender the defence of any Indemnified Claim to the Corporation. In the event that you elect to tender the defence of an Indemnified Claim to the Corporation, the Corporation shall take all such steps as may be necessary or proper therein to prevent the resolution thereof in a manner adverse to you, including the taking of such appeals as counsel to the Corporation (or its insurer(s)) may advise are likely to succeed in the circumstances. In this regard, the Corporation will keep you fully informed on a timely basis of all steps and developments relating to the foregoing. The Corporation shall not agree to any settlement on your behalf without your written consent unless (i) the terms of such settlement require only the payment of money (by persons or entities other than you) and include an unconditional, full release of you, and do not require you to admit any wrongdoing or take or refrain from taking any action and (ii) the Corporation has fully indemnified you with respect to, and held you harmless from and against, all Indemnified Amounts incurred by you or on your behalf in connection with such Indemnified Claim. No settlement shall be undertaken by you in respect of any Proceeding without the consent of the Corporation, which consent shall not be unreasonably withheld, conditioned or delayed, unless the Corporation and its insurer(s) have indicated that they would not indemnify you according to this Agreement or any applicable directors’ and officers’ liability insurance policy (“D&O Policy”).

4.	Presumptions

For the purposes of this Agreement, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction shall not, of itself, create a presumption that you did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

5.	Former Directors and Officers and Access to Information

(a)	You shall continue to be entitled to indemnification pursuant to the terms of this Agreement, even though you may no longer be acting in an Indemnified Capacity.

(b)

You and your advisors shall at all times be entitled to review during regular business hours all documents, records and other information with respect to the Corporation or any entity in which you acted in an Indemnified Capacity which are under the control of the Corporation and which may be reasonably necessary in order to defend yourself against any Proceeding that relates to, arises from or is based on your discharge of your duties in an Indemnified Capacity, provided that you shall maintain all such information in strictest confidence except to the extent necessary for your defence. This Section 5(b) shall not apply where the review by you and/or your advisors of any such documents, records or other information would, in the opinion of legal counsel to the Corporation, cause the Corporation (or any entity in which you acted in an Indemnified Capacity) to lose its entitlement to claim privilege with respect to the disclosure of same in any proceeding in any jurisdiction. For greater certainty, nothing in this Section 5(b) will limit any rights to information you may otherwise have through general rules of discovery.

6.	Limitation on Obligation of Indemnification

(a)	The Corporation shall indemnify you pursuant to this Agreement so long as:

(i)

you acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which you acted as a director or officer or in a similar capacity at the Corporation’s request; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful;

provided that, in the absence of compelling evidence to the contrary, you shall be deemed to have acted honestly, in good faith and in the best interests of the Corporation (or the best interests of the other entity, as the case may be) and to have had reasonable grounds for believing that your conduct was lawful, and the burden shall be on the Corporation to establish otherwise. The knowledge and/or actions or failure to act of any other director, officer, agent or employee of the Corporation or any other entity shall not be imputed to you for the purposes of determining the right to indemnification under this Agreement.

(b)

If the Corporation pays an Indemnified Amount (including, without limitation, pursuant to Section 2(b) or Section 7) which it is not permitted to pay by law or pursuant to this Agreement, as established in a final judicial determination which is not, or which is no longer, subject to appeal, then such amount shall be deemed to have been a loan by the Corporation to you and upon written request by the Corporation, you shall repay such amounts to the Corporation within thirty (30) days of such written request for reimbursement. No interest shall be payable by you with respect to such loan.

(c)

If you subsequently receive indemnification or reimbursement in respect of all or any part of an Indemnified Amount from a source other than the Corporation, the amounts so advanced and paid by the Corporation shall be repaid by you to the Corporation within thirty (30) days of a written request for repayment to the extent that you have received indemnification or reimbursement from such other source.

7.	Advances

The Corporation shall reimburse or advance the funds necessary for the payment of Costs incurred in connection with any Proceeding, including without limitation, the investigation, monitoring, defence and appeal thereof, in advance of the final disposition of such Proceeding, within thirty (30) days of any request in writing by you to the Corporation for such reimbursement or advance, accompanied by (i) reasonable details and supporting documentation with respect to the Indemnified Amounts in respect of which such reimbursement or advance is requested and (ii) without limiting Section 6(b), a written undertaking that, if it is ultimately established in a final judicial determination that the reimbursement or advance is prohibited by section 124 of the Act or otherwise by applicable law, you will repay the amounts advanced including, without limitation, in circumstances in which the Corporation or other entity for which you acted as a director or officer or in a similar capacity at the Corporation’s request has commenced or may commence any action against you or where you are required to pay or deposit any money as security for costs or in respect of any Cost. You shall repay forthwith any advances that are ultimately excess of amounts necessary for payment of any such Costs or security for costs or in respect of any Costs.

8.	Indemnification for Expenses Incurred in Enforcing Rights

The Corporation shall indemnify you against all Costs that are incurred by you in connection with any action brought by you, the Corporation or a third party to determine whether you are entitled to:

(a)	be indemnified by the Corporation under this Agreement, under any other agreement or under applicable law now or hereafter in effect relating to indemnification of directors and officers; and/or

(b)	recover under any D&O Policy maintained by the Corporation,

unless, and only to the extent that, a court of competent jurisdiction finds your claims and/or defences in any such action to be frivolous or made in bad faith. Furthermore, if so requested by you, the Corporation shall periodically reimburse or advance the funds necessary for the payment of Costs that are incurred by you in connection with the investigation, monitoring, defence and appeal of the foregoing action in advance of the final disposition, within thirty (30) days of any such request in writing by you. In the event the Corporation has secured a final judicial determination (which is not, or which is no longer, subject to appeal) that any of your claims and/or defences in any such action are frivolous or made in bad faith, then any associated reimbursements or advances of funds shall be treated as an Indemnified Amount which the Corporation is not permitted to pay by law or pursuant to this Agreement as provided for in Section 6(b).

9.	Tax Adjustment

If any amount payable under this Agreement (including, without limitation, an amount paid or payable on account of insurance premiums or made by an insurer under a D&O Policy), constitutes a taxable benefit to you or otherwise subjects you to any tax or levy of any kind, or any taxing authority so alleges, the Corporation will keep you harmless from any such tax or levy and, without limiting the foregoing, shall timely pay to you or on your behalf the amount of any and all such taxes and levies, together with any interest and penalties thereon not arising exclusively from your gross negligence, including any such amounts relating to any payment under this Section 9, so that no such amount will be an unreimbursed expense to you. The Corporation also will reimburse you, on a similar after-tax basis, for any reasonable costs (including the costs of professional advisors) incurred by you in connection with any payment to which this Section 9 relates or the enforcement by you of your rights hereunder. The amount of any payment hereunder shall be determined without regard to any deductions, credits, offsets or similar amounts or adjustments available to you in computing income, taxable income, tax payable or other relevant amounts (except to the extent arising from payments under this Section 9). For clarity, you shall not be obliged to contest any claim that tax, other levy, penalty or interest to which this Section 9 applies is owing, and your rights under this Section 9 are not dependent on the validity of any such claim.

10.	Approvals

Where any indemnification sought pursuant to this Agreement is, pursuant to applicable law, subject to or conditional upon the approval or consent of any court or of any governmental body or regulatory authority, the Corporation agrees to make or cause to be made all necessary applications and to use its reasonable best efforts to obtain or assist in obtaining or facilitating the obtaining of such approval or consent, at its expense.

11.	Partial Indemnification

If you are entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Costs in respect of a Proceeding or otherwise, but not for the total amount of such Costs, the Corporation will only indemnify you for the portion of such Costs to which you are entitled.

12.	Further Assurances

Without limiting Section 3, each of you and the Corporation shall diligently attend to, and assist in the conduct of, the defence of any Proceeding, shall assist in enforcing any right of contribution or indemnity against any other person or organization and shall (or in the case of the Corporation, shall cause its appropriate officers, directors, advisors or personnel to) attend hearings and trials and assist in securing and giving evidence and obtaining the attendance of witnesses.

13.	Non-Exclusivity

Your rights under this Agreement shall be in addition to any other rights that you may have under the by-laws or articles or other constating documents of the Corporation, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under this Agreement or under such constating documents, it is the intent of the parties hereto that you may enjoy by this Agreement the greater benefits so afforded by that change. Your rights under this Agreement shall not be diminished by any present or future provision of such constating documents and shall not diminish any other rights that you now or in the future have against the Corporation. No amendments shall be made by the Corporation to the indemnity provisions of the Corporation’s constating documents which would have the effect of reducing or limiting any indemnification available to you thereunder or hereunder at any time.

14.	Severability

If any part of this Agreement or the application of such part to any circumstance shall, to any extent, be invalid or unenforceable, such part or the application of such part shall be interpreted and applied to such extent so as to be valid and enforceable in the circumstances, and the remainder of this Agreement, or the application of such part to any other circumstance, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.	Insurance

(a)

The full amount of any Cost incurred by you or to which you are subject if it relates to your service in an Indemnified Capacity or results from any other matters claimed against you by reason of you acting in an Indemnified Capacity shall be covered at all times by a D&O Policy that has been approved by the Corporation’s board of directors, subject to the availability of such insurance in the market place and subject to coverage limits being at levels determined by the board of directors to be reasonable, and a copy of such D&O Policy shall be provided to you. You acknowledge that the existing D&O Policy of the Corporation satisfies the requirements of this Section 16(a).

(b)

The Corporation agrees that if at any time there is insufficient coverage available under the D&O Policy to cover both the Corporation and you and other directors and officers (if applicable) in respect of all liabilities reasonably foreseeable at that time, the Corporation will decline or defer payment to the Corporation of any and all amounts payable to it under such insurance in order to permit payments to and coverage in favour of you and other directors and officers (if applicable) under such insurance.

(c)

The Corporation will advise you promptly after it becomes aware of any material change in or withdrawal or lapse in coverage of any D&O Policy maintained by the Corporation, details of any amount claimed under such a policy and the triggering of any extended reporting period applicable to any such policy.

(d)

At the time of the receipt of a notice of a claim pursuant to the terms hereof, the Corporation shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the D&O Policy. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of you, all amounts payable as a result of such proceeding in accordance with the terms of the D&O Policy.

16.	Enurement and Reorganization

This Agreement and the benefit of the obligations of the undersigned hereunder shall enure to the benefit of and be binding upon you, your heirs, estate, executors and administrators and shall be binding upon the Corporation’s successors and assigns. In the event of a reorganization of the Corporation, which for the purposes of this Section 18 includes any transaction whereby the assets and undertaking of the Corporation as an entirety or substantially as an entirety would become the property of any other corporation or other entity by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise, the Corporation shall make reasonable efforts to ensure that your rights hereunder are preserved in all material respects, shall so notify you and shall ensure that the purchaser or transferee of such assets or the successor to the Corporation shall assume liability for the obligations of the Corporation hereunder.

17.	Previous Indemnities and Retroactivity

This Agreement supersedes and replaces all prior indemnities entered into between the Corporation and you with respect to the subject matter of this Agreement, provided however, that nothing in this provision shall operate to restrict in any way any indemnity to which you are entitled under the constating documents of the Corporation or otherwise at law. No payment shall be made under this Agreement to the extent to which you are indemnified by any insurer or by the Corporation other than pursuant to this Agreement. This Agreement shall be deemed to have been in effect during all periods that you were acting in an Indemnified Capacity, regardless of the date of this Agreement.

18.	Subrogation

In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of your rights of recovery. All of your actions to assist the Corporation in securing and enforcing its subrogation rights shall themselves be subject to the terms of this Agreement.

19.	Non-Circumvention

The Corporation shall not seek or voluntarily agree to enter into any order of any court or other governmental authority that would prohibit or otherwise interfere, and shall not take or fail to take any other action if such action or failure would reasonably be expected to have the effect of prohibiting or otherwise interfering, with the performance of the Corporation’s indemnification, advancement or other obligations under this Agreement.

20.	Governing Law and Jurisdiction

This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. Any dispute arising out of or relating to this Agreement shall, at the choice of any party hereto, be decided before a court in the Province of Ontario without prejudice to the rights of any other party to bring action in any court of any other jurisdiction.

21.	Notices

Any notices to be given pursuant hereto shall be given to the Corporation at its address set forth above, Attention: Chief Legal Officer, and to you at your address on the books and records of the Corporation.

22.	Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

23.	Amendments and Modifications

This Agreement may be amended or modified only by an agreement in writing executed by you and the Corporation.

24.	Language

The parties have requested that this Agreement and all notices and proceedings pursuant hereto be drawn up in the English language. Les parties ont demandé que ce contrat ainsi que tout document, avis, et procédure légale découlant soient rédigés en anglais.

25.	Counterpart Execution

This Agreement may be executed in two counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

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DATED this _________ day of ___________________, 2024

NOVELIS INC.

By:
Name: Title:

The undersigned accepts the foregoing indemnity and agrees to comply with the terms and conditions set out above.

[Name]